UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2019

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

388 Greenwich Street, New York, New York (Address of principal executive offices)		10013 (Zip Code)

(212) 559-1000

(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 formatted in Inline XBRL: See Exhibit 99.01

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

CITIGROUP INC.

Current Report on Form 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2019, a subsidiary of Citigroup Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Stephen Bird, a named executive officer in the Company’s 2019 Proxy Statement and the former CEO of the Company’s Global Consumer Banking in connection with his separation from employment. In accordance with the standard Employment Termination Notice and Nonsolicitation Policy adopted by the Company and its subsidiaries and affiliates (“Citi”), Mr. Bird will remain employed by Citi through January 7, 2020 (the “Termination Date”) and available to assist with the transition. Mr. Bird is not entitled to any severance payments or severance benefits under the Agreement or any other agreement, plan, or policy.

Subject to the conditions set forth in the Agreement, the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of the Company has granted Mr. Bird a performance-based incentive award of $11.85 million for his significant contributions to Citi during 2019, consistent with the previously disclosed program used to evaluate and compensate named executive officers generally. The Committee based the award on its assessment of Mr. Bird’s 2019 performance against pre-established financial and nonfinancial goals and market levels of pay. The deferral structure of the award for Mr. Bird’s service in 2019 is intended to be similar to the longstanding deferral structure of incentive awards made to executive officers of the Company. The award will be paid 40% in immediately available cash following the execution of the Agreement and the remaining 60% will be paid in deferred cash that will vest and be delivered in four equal installments on or as soon as practicable following each of January 20, 2021, 2022, 2023 and 2024, consistent with the timing of Company’s general Deferred Cash Award Plan (“DCAP”), subject to clawbacks, as well as other terms and conditions of the award and the Agreement. Under the generally applicable terms of DCAP, undelivered portions of the DCAP award may be canceled in whole or in part if Mr. Bird had significant responsibility for a material adverse outcome for Citigroup, as determined by the Committee. Also under the generally applicable DCAP terms, undelivered portions of the DCAP award may be cancelled in whole or in part if Mr. Bird engaged in misconduct or materially imprudent judgment that caused harm to any of Citi’s business operations, or that resulted or could result in regulatory sanctions, including failure to supervise employees who engaged in such behavior.

In addition, the award is subject to Mr. Bird’s compliance with restrictive covenants (including non-solicitation of Citi employees and clients for one year) set forth in the Agreement and his executing and not revoking an effective general release of claims in favor of Citi. Mr. Bird will also continue to vest in previously disclosed outstanding incentive awards, as required under the terms of those awards, subject to the performance-based vesting conditions, clawback provisions, and other terms and conditions of the underlying awards.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number

99.01	Citigroup Inc. securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 as of the filing date.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.
Dated: November 8, 2019
	By:	/s/ Rohan Weerasinghe Rohan Weerasinghe General Counsel and Corporate Secretary